                                                     RULE NO. 424(b)(2)
                                                     REGISTRATION NO. 333-75989


PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 9, 1999)

                                  $250,000,000

                [LOGO OF UNION PACIFIC CORPORATION APPEARS HERE]

                      Floating Rate Notes Due July 1, 2002

                                 ------------

   Interest on the floating rate notes is payable quarterly on January 1, April 1, July 1 and October 1. The first interest payment will be on October 1, 2000. See "Description of the Notes" for a complete description of terms.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

                                          Public     Underwriting  Proceeds to
                                      Offering Price   Discount   Union Pacific
                                      -------------- ------------ -------------
Per Note.............................           100%       .250%        99.750%
Total................................  $250,000,000    $625,000   $249,375,000

   Interest on the notes will accrue from June 19, 2000 to the date of delivery.

                                 ------------

   The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company on or about June 19, 2000.

                                 ------------

                          Joint Book-Running Managers

Salomon Smith Barney                                  Credit Suisse First Boston

June 14, 2000

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

                               ----------------

                         TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                             Prospectus Supplement
The Company................................................................  S-3
Use of Proceeds............................................................  S-3
Capitalization.............................................................  S-4
Selected Financial Information.............................................  S-5
Description of the Notes...................................................  S-6
Underwriting...............................................................  S-9
Notice to Canadian Residents............................................... S-10
                                   Prospectus
About This Prospectus......................................................    3
Where You Can Find More Information........................................    3
Incorporation By Reference.................................................    3
The Company................................................................    4
Forward-Looking Statements.................................................    5
Ratio of Earnings to Fixed Charges.........................................    5
Use of Proceeds............................................................    5
Description of Debt Securities.............................................    6
Description of Preferred Stock.............................................   14
Description of Common Stock................................................   17
Description of Securities Warrants.........................................   18
Plan of Distribution.......................................................   20
Legal Opinions.............................................................   21
Experts....................................................................   21

                                  THE COMPANY

   Union Pacific Corporation (referred in this prospectus supplement as "we," "us," "our" or the "Company") operates through subsidiaries primarily in the areas of rail transportation and trucking. Our rail transportation operations principally consist of Union Pacific Railroad Company ("UPRR"), and our trucking operations principally consist of Overnite Transportation Company ("Overnite").

   Our executive offices are located at 1416 Dodge Street, Omaha, Nebraska 68179, and our telephone number is (402) 271-5777. We will, upon request, provide without charge to each person to whom this prospectus supplement and the accompanying prospectus is delivered a copy of any or all of the documents incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written or oral requests should be directed to: Union Pacific Corporation, 1416 Dodge Street, Omaha, Nebraska 68179, Attention: Corporate Secretary (telephone (402) 271-5777).

                                USE OF PROCEEDS

   We expect to use the net proceeds from the sale of the Notes in the offering for general corporate purposes, including repayment of outstanding commercial paper borrowings, a portion of which was incurred to repay maturing floating rate debt. At June 14, 2000, we had outstanding the face amount of $322 million of commercial paper with a weighted average interest cost of 7.031% per annum. The maturing floating rate debt last bore interest at 6.36% per annum.

                                 CAPITALIZATION

   The following table presents the consolidated capitalization of the Company
(i) as of March 31, 2000, and (ii) as adjusted for the issuance of the Notes offered hereby, the use of the net proceeds to repay outstanding commercial paper and for repayment of floating rate debt that has matured since March 31, 2000.

                                                           March 31, 2000
                                                         --------------------
                                                         Actual   As Adjusted
                                                         -------  -----------
                                                            (in Millions)
Total Debt:
  Notes offered hereby.................................. $   --     $   250
  Notes and debentures..................................   4,636      4,636
  Capitalized leases....................................   1,319      1,319
  Medium term notes.....................................     949        949
  Equipment obligations.................................     906        906
  Commercial paper......................................     173         23(1)
  Term floating rate debt...............................     300        200(1)
  Mortgage bonds........................................     174        174
  Tax-exempt financings.................................     168        168
  Unamortized discount..................................     (48)       (48)
                                                         -------    -------
    Total............................................... $ 8,577    $ 8,577
Debt due within one year................................    (225)      (225)
                                                         -------    -------
Total long-term debt.................................... $ 8,352    $ 8,352
Company-obligated mandatorily redeemable Convertible
 Preferred Securities...................................   1,500      1,500
Stockholders' Equity....................................   8,139      8,139
                                                         -------    -------
Total Capitalization.................................... $17,991    $17,991
                                                         -------    -------

--------
(1) Reflects the repayment of floating rate debt that matured after March 31, 2000 and was repaid out of the proceeds of additional commercial paper borrowings.

   As of June 14, 2000, we have a five year $1 billion credit facility and a one year $1 billion credit facility with various United States and foreign banks, which are available to support commercial paper borrowings and for other purposes. As of such date, there are no outstanding borrowings under the credit facilities and we have the face amount of $322 million in commercial paper outstanding.

                         SELECTED FINANCIAL INFORMATION

   The following is a consolidated summary of earnings for each of the years ended December 31, 1999 and 1998 and the three months ended March 31, 2000 and 1999. The information for the years ended December 31, 1999 and 1998 was derived from the audited consolidated financial statements of the Company and its subsidiary companies. The information for the three months ended March 31, 2000 and 1999 was derived from the unaudited interim consolidated financial statements of the Company and its subsidiary companies for the respective periods. Interim results, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial information for such periods; however, such results are not necessarily indicative of the results which may be expected for any other interim period or for a full year. You should read the following data together with the Consolidated Financial Statements (and related notes) and Management's Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Reports on Form 10-K for the years ended December 31, 1999 and 1998 and in our quarterly reports on Form 10-Q for the periods ended March 31, 2000 and 1999.

                                Three Months
                                    Ended
                                  March 31,
                                 (unaudited)     Year Ended December 31,
                                --------------  ---------------------------
                                                                  Pro Forma
                                 2000    1999    1999     1998    1998 (1)
                                ------  ------  -------  -------  ---------
                                           (dollars in millions)
Operating Revenues............  $2,913  $2,740  $11,273  $10,553   $10,553
Operating Expenses (Other Than
 Goodwill Impairment).........   2,461   2,378    9,469   10,177    10,177
Goodwill Impairment...........     --      --       --       547       --
                                ------  ------  -------  -------   -------
Operating Income (Loss).......     452     362    1,804     (171)      376
Other Income--Net.............      20      25      131      189       189
Interest Expense..............    (182)   (186)    (733)    (714)     (714)
                                ------  ------  -------  -------   -------
Income (Loss) Before Income
 Taxes........................     290     201    1,202     (696)     (149)
Income Tax (Expense) Benefit..    (105)    (72)    (419)      63        63
                                ------  ------  -------  -------   -------
Income (Loss) From Continuing
 Operations...................     185     129      783     (633)      (86)
Income From Discontinued
 Operations...................     --      --        27      --        --
                                ------  ------  -------  -------   -------
Net Income (Loss).............  $  185  $  129  $   810  $  (633)  $   (86)
                                ======  ======  =======  =======   =======
Ratio of Earnings to Fixed
 Charges (2)..................     2.2     1.8      2.3      0.2       0.8

--------
(1) Pro Forma results for the year ended December 31, 1998 exclude the one-time charge for the revaluation of Overnite's goodwill of $547 million pre- and after-tax.
(2) The ratio of earnings to fixed charges has been computed on a consolidated basis. Earnings represent net income (loss) from continuing operations less equity in undistributed earnings of unconsolidated affiliates, plus income taxes and fixed charges. Fixed charges represent interest, amortization of debt discount and the estimated interest portion of rental charges. For the year ended December 31, 1998, fixed charges exceeded earnings by approximately $740 million on an as reported basis and $193 million on a pro forma basis.

                            DESCRIPTION OF THE NOTES

   The following description of the Notes offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus, to which description reference is hereby made.

Certain Terms of the Notes

   The Notes are a series of debt securities described in the accompanying prospectus which will be limited to $250,000,000 aggregate principal amount and will mature on July 1, 2002. The accompanying prospectus contains a detailed summary of additional provisions of the Notes and of the indenture dated as of April 1, 1999 between Union Pacific and The Chase Manhattan Bank as Trustee, under which the Notes will be issued.

   The Notes will bear interest at a floating rate of interest from June 19, 2000, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing October 1, 2000, to the persons in whose names the Notes are registered at the close of business on the preceding December 15, March 15, June 15 and September 15, each a record date, as the case may be.

   The Notes will not be subject to any sinking fund.

   Rate of Interest

   The rate of interest payable from time to time in respect of the Notes, which we refer to as the "Rate of Interest," will be a floating rate subject to adjustment on a quarterly basis and determined by reference to LIBOR for three-month U.S. dollar deposits, determined as described below, plus a spread of 0.55% per annum. All percentages resulting from any calculation on the Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655), and all dollar amounts used in or resulting from such calculation on the Notes will be rounded to the nearest cent, with one-half cent being rounded upward.

   (1) At approximately 11:00 a.m. (London time) on the second day on which commercial banks are open for business, including dealings in deposits in U.S. dollars in London (or, for purposes of paragraph (3)(B) below, New York), prior to the commencement of the Interest Period (defined below) for which such rate will apply (each such day an "Interest Determination Date"), The Chase Manhattan Bank, as the calculation agent or its successors in this capacity, which we refer to as the "Calculation Agent," will calculate the Rate of Interest, for such Interest Period as, subject to the provisions described below, the rate per annum equal to 0.55% above the rate appearing on the Dow Jones Telerate Page 3750 (or such other page as may replace that page on the Dow Jones Telerate Service) for three-month U.S. dollar deposits in the London inter-bank market on such Interest Determination Date. "Interest Period" means the period beginning on, and including, June 19, 2000, and ending on, but excluding, the first interest payment date for the Notes and each successive period beginning on, and including, an interest payment date for the Notes and ending on, but excluding, the next succeeding interest payment date for the Notes.

   (2) If on any Interest Determination Date an appropriate rate cannot be determined from the Dow Jones Telerate Service, the Rate of Interest for the next Interest Period shall, subject to the provisions described below, be the rate per annum that the Calculation Agent certifies to be 0.55% per annum above the arithmetic mean of the offered quotations, as communicated to and at the request of the Calculation Agent by not less than two major banks in London selected by the Calculation Agent, which we refer to as the "Reference Banks," which term shall include any successors nominated by the Calculation Agent, to leading banks in London by the principal London offices of the Reference Banks for three-month U.S. dollar deposits in the London inter-bank market as at 11:00 a.m. (London time) on each Interest Determination Date.

   (3) If on any Interest Determination Date fewer than two of such offered rates are available, the Rate of Interest for the next Interest Period shall be whichever is the higher of:

        (A) The Rate of Interest in effect for the last preceding Interest Period to which (1) or (2) above shall have applied; and

        (B) The Reserve Interest Rate. The "Reserve Interest Rate" refers to the rate per annum which the Calculation Agent determines to be 0.55% per annum above either:

      . The arithmetic mean of the U.S. dollar offered rates which at least two New York City banks selected by the Calculation Agent are or were quoting, on the relevant Interest Determination Date, for three-month deposits to the Reference Banks or those of them (being at least two in number) to which such quotations are or were, in the opinion of the Calculation Agent, being so made, or

      . In the event that the Calculation Agent can determine no such arithmetic mean, the arithmetic mean of the U.S. dollar offered rates which at least two New York City banks selected by the Calculation Agent are or were quoting on such Interest Determination Date to leading European banks for a period of three months;

    provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned above, the Rate of Interest shall be the Rate of Interest specified in (A) above,

   Determination of Rate of Interest and Calculation of Interest Amount

   The Calculation Agent shall, as soon as practicable after 11:00 a.m. (London time) on each Interest Determination Date, determine the Rate of Interest and calculate the amount of interest payable in respect of the following Interest Period, which we refer to as the "Interest Amount". The Interest Amount shall be calculated by applying the Rate of Interest to the principal amount of each Note outstanding at the commencement of the Interest Period, multiplying each such amount by the actual number of days in the Interest Period concerned (which actual number of days shall include the first day but exclude the last day of such Interest Period) divided by 360 and rounding the resultant figure upward to the nearest cent. The determination of the Rate of Interest and the Interest Amount by the Calculation Agent shall, in the absence of willful misconduct, bad faith or gross negligence, be final and binding on all parties. In no event will the Rate of Interest on the Notes be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

   Calculation Agent

   The Company shall provide that, so long as any of the Notes remain outstanding, there shall at all times be a Calculation Agent for the purpose of such Notes. In the event of the Calculation Agent being unable or unwilling to continue to act as the Calculation Agent or in the case of the Calculation Agent failing duly to establish the Rate of Interest for any Interest Period the Company shall appoint another leading bank engaged in the London interbank market to act as such in its place. The Calculation Agent may not resign its duties without a successor having been appointed as aforesaid.

   Certificates to be Final

   All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions relating to the payment and calculation of interest on the Notes, whether by the Reference Banks, or any of them, or the Calculation Agent, shall, in the absence of willful misconduct, bad faith or gross negligence, be binding on the Company, the Calculation Agent and all of the noteholders and no liability shall, in the absence of willful misconduct, bad faith or gross negligence, attach to the Calculation Agent in connection with the exercise or nonexercise by it of its powers, duties and discretions.

Defeasance

   Under certain circumstances, we will be deemed to have discharged the entire indebtedness on all of the outstanding Notes by defeasance. A defeasance is likely to be treated as a taxable exchange by holders of the Notes.

   See "Description of Debt Securities--Defeasance of the Indenture and Debt Securities" in the accompanying prospectus for a description of the terms of any such defeasance and the tax consequences thereof.

Book-Entry System

   The Notes will be issued in the form of a fully registered Global Security. The Global Security will be deposited with, or on behalf of, The Depository Trust Company ("DTC" or the "Depository") and registered in the name of the Depository's nominee.

   Upon the issuance of a Global Security, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by such Global Security to the accounts of institutions that have accounts with the Depository or its nominee ("Participants"). The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to Participants' interests), the Participants and others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Participants, either directly or indirectly ("indirect participants"). The laws of some states may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, such persons may be prohibited from purchasing beneficial interests in the Global Security from any beneficial owner or otherwise.

   So long as the Depository's nominee is the registered owner of the Global Security, such nominee for all purposes will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Security will not be entitled to have any of the Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in the Global Security must rely on the procedures of the Depository and, if such person is not a Participant, on the procedures of the Participant and if applicable, the indirect participant, through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing practice, in the event that we request any action of the holders or a beneficial owner desires to take any action a holder is entitled to take, the Depository would act upon the instructions of, or authorize, the Participant to take such action.

   We expect that the Depository or its nominee, upon receipt of any payment of principal or interest, will immediately credit the accounts of the Participants with such payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depository or such nominee.

   If DTC is at any time unwilling, unable or ineligible to continue as depositary for a Global Security and a successor depositary is not appointed by the Company within 90 days, we will issue certificated Notes in definitive form in exchange for such Global Security. In addition, we may at any time determine not to have the Notes represented by a Global Security, and, in such event, will issue certificated Notes in definitive form in exchange for such Global Security. In either instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of certificated Notes in definitive form equal in principal amount to such beneficial interest in such Global Security and to have such certificated Notes registered in its name. Certificated Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

   See "Description of Debt Securities" in the accompanying prospectus for additional information concerning the Notes, the Indenture and the book-entry system.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in a terms agreement dated June 14, 2000, which incorporates by reference the underwriting agreement filed as an exhibit to our Registration Statement on Form S-3 (No. 333-75989) (collectively, the "underwriting agreement"), we have agreed to sell to the underwriters named below the following respective principal amounts of Notes as set forth opposite their respective names below:

                           Underwriter                          Principal Amount
                           -----------                          ----------------
   Salomon Smith Barney Inc. ..................................   $125,000,000
   Credit Suisse First Boston Corporation......................    125,000,000
                                                                  ------------
        Total..................................................   $250,000,000
                                                                  ============

   The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that the underwriters will be obligated to purchase all the Notes, if any are purchased.

   The underwriting agreement provides that if an underwriter defaults, in certain circumstances the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

   The underwriters propose to offer the Notes at the public offering price set forth on the cover page of this prospectus supplement and to selling group members at the public offering price less a concession of 0.15% of the principal amount per Note. The underwriters and selling group members may allow a discount of 0.10% of such principal amount per Note on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed.

   We estimate that our out-of-pocket expenses to sell these Notes will be approximately $100,000.

   The Notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the Notes. However, they are not obligated to do so and may discontinue making a market in the Notes at any time without notice. No assurance can be given as to how liquid the trading market for the Notes will be.

   We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, or contribute to payments which they may be required to make in respect thereof, in accordance with the underwriting agreement.

   Certain of the underwriters and their associates and affiliates may have lending relationships with, engage in other transactions with, and/or perform services, including commercial and investment banking services, for us and our subsidiaries in the ordinary course of business.

   The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size which create a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers who are Canadian residents are advised to seek legal advice prior to any resale of the Notes.

Representations of Purchasers

   Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

Rights of Action

   The Notes being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities laws. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or such persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of Notes should consult their own legal and tax advisers with respect to the tax consequences of an investment in the Notes in their particular circumstances and with respect to the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

                             [LOGO] Union Pacific
                                    Corporation

                                 $1,000,000,000

                                Debt Securities
                                Preferred Stock
                              Securities Warrants

                               ----------------

   Union Pacific Corporation may sell from time to time, in one or more offerings:

     .  Debt Securities

     .  Preferred Stock

     .  Warrants for Debt Securities or Preferred Stock

   Debt Securities and Preferred Stock may be convertible into Debt Securities, Preferred Stock or Common Stock.

   The total offering price of these securities, in the aggregate, will not exceed $1,000,000,000. We will provide specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and any supplement to this Prospectus carefully before you invest.

   We may offer the securities directly or through underwriters, agents or dealers. The supplements to this Prospectus will designate the terms of our plan of distribution. The discussion under the heading "Plan Of Distribution" provides more information on this topic.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                     This Prospectus is dated April 9, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About This Prospectus......................................................   3

Where You Can Find More Information........................................   3

Incorporation By Reference.................................................   3

The Company................................................................   4

Forward-Looking Statements.................................................   5

Ratio of Earnings to Fixed Charges.........................................   5

Use of Proceeds............................................................   5

Description of Debt Securities.............................................   6

Description of Preferred Stock.............................................  14

Description of Common Stock................................................  17

Description of Securities Warrants.........................................  18

Plan of Distribution.......................................................  20

Legal Opinions.............................................................  21

Experts....................................................................  21

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a shelf registration statement that Union Pacific Corporation ("we" or "the Company") filed with the Securities and Exchange Commission. Under this shelf registration statement, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. For further information about our business and the securities, you should refer to this registration statement and its exhibits. The exhibits to the registration statement contain the full text of certain contracts and other important documents summarized in this prospectus. Because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these documents. You can obtain the registration statement from the SEC as indicated under the heading "Where You Can Find More Information."

   This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

   You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and the prospectus supplement may only be used where it is legal to offer the securities. The information in this prospectus, as well as information we have previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file reports, proxy statements and other information with the SEC. Our SEC filings are available at the SEC's website on the World Wide Web at http://www.sec.gov. You may also read and copy any document we file with the SEC at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the SEC's regional offices in New York, Seven World Trade Center, 13th Floor, New York, New York 10048, and Chicago, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the SEC at 1-800-SEC-0330 for more information about the public reference rooms and their copy charges. Our common stock is listed and traded on the New York Stock Exchange. You may also inspect the information we file with the SEC at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

   The SEC requires us to "incorporate by reference" certain information we file with them, which means that we will disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any information that we file with the SEC after the date of this prospectus as part of an incorporated document will automatically update and supersede information contained in this prospectus.

   We incorporate by reference the documents listed below:

   Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;
and

   Our Current Report on Form 8-K dated January 21, 1999.

   We also incorporate by reference any filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but before the end of the offering made by this prospectus.

   You may request a copy of any filings referred to above, excluding exhibits, at no cost, by contacting us at the following address: Union Pacific Corporation, 1717 Main Street, Suite 5900, Dallas, Texas 75201-4605, Attention:
Corporate Secretary (telephone 214-743-5600).

                                  THE COMPANY

   We operate primarily in the areas of rail transportation, through our subsidiary Union Pacific Railroad Company ("UPRR"), and trucking, through our subsidiary Overnite Transportation Company ("Overnite"). We completed the sale of our contract logistics and supply chain management subsidiary in November 1998. Union Pacific Corporation was incorporated in Utah in 1969.

Rail Transportation

   UPRR is the largest rail system in the United States, operating nearly 34,000 route miles linking Pacific Coast and Gulf Coast ports to the Midwest and eastern U.S. gateways, and providing several north/south corridors to key Mexican gateways. UPRR serves the western two-thirds of the country and maintains coordinated schedules with other carriers for the handling of freight to and from the Atlantic Coast, the Pacific Coast, the Southeast, the Southwest, Canada and Mexico. Major categories of freight hauled by UPRR are agricultural products, automotive products, chemicals, energy (primarily coal), industrial products and intermodal.

   Since 1995, we have significantly expanded our rail operations, completing acquisitions of Chicago and North Western Transportation Company and Southern Pacific Transportation Company and their respective affiliated railroads. We also acquired a 13% indirect ownership interest in a 50-year concession for the Pacific-North and Chihuahua Pacific rail lines in Mexico and, in March 1999, we acquired an additional 13% interest.

Trucking

   Overnite, a major interstate trucking company specializing in less-than-truckload shipments, serves all 50 states and portions of Canada and Mexico through 165 service centers located throughout the United States. Overnite transports a variety of products, including machinery, tobacco, textiles, plastics, electronics and paper products.

Executive Offices

   Our executive offices are located at 1717 Main Street, Suite 5900, Dallas, Texas 75201-4605, and our telephone number is (214) 743-5600.

                           FORWARD-LOOKING STATEMENTS

   This prospectus, including documents incorporated by reference, contains forwarding-looking statements as defined by the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements may include, without limitation, statements that we do not expect that claims, lawsuits, environmental costs, commitments, contingent liabilities, labor negotiations or other matters will have a material adverse effect on our consolidated financial condition, results of operations or liquidity and other similar expressions concerning matters that are not historical facts, and projections or predictions as to our financial or operational results. Forward-looking information is based on facts available at the time and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements. Important factors that could cause differences include, but are not limited to: whether we are fully successful in recovering from the effects of UPRR's congestion-related problems and implementing UPRR's financial and operational initiatives; industry competition and legislative and/or regulatory developments; natural events such as severe weather, floods and earthquakes; the effects of adverse general economic conditions; changes in fuel prices; labor strikes; the impact of year 2000 systems problems; and the ultimate outcome of shipper claims related to congestion, environmental investigations or proceedings and other types of claims and litigations. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table shows the ratio of earnings to fixed charges on a historical basis for each of the five years ended December 31, 1998.

                                                       Year Ended December 31
                                                     ---------------------------
                                                     1994 1995 1996 1997 1998(a)
                                                     ---- ---- ---- ---- -------
   Ratio of earnings to fixed charges............... 3.2  2.8  2.7  1.8    0.2

--------
(a) For the fiscal year ended December 31, 1998, fixed charges exceeded earnings by approximately $740 million. Excluding the impact of a one-time goodwill charge of $547 million pre- and after-tax in 1998, the ratio of earnings to fixed charges would have been 0.8.

   The ratio of earnings to fixed charges has been computed on a total enterprise basis. Earnings represent income from continuing operations less equity in undistributed earnings of unconsolidated affiliates, plus income taxes and fixed charges. Fixed charges represent interest, amortization of debt discount and expense and the estimated interest portion of rental charges.

                                USE OF PROCEEDS

   Unless otherwise specified in a prospectus supplement, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes, including repayment of borrowings, working capital, capital expenditures, stock repurchase programs and acquisitions. Additional information on the use of net proceeds from the sale of offered securities will be described in a prospectus supplement relating to those securities.

                         DESCRIPTION OF DEBT SECURITIES

   This section describes the general terms of the Debt Securities to which any Prospectus Supplement may relate. A Prospectus Supplement will describe the terms relating to any Debt Securities to be offered in greater detail, and may provide information that is different from this Prospectus. If the information in the Prospectus Supplement with respect to the particular Debt Securities being offered differs from this Prospectus, you should rely on the information in the Prospectus Supplement.

   The Debt Securities will be issued under one or more Indentures. We have entered into, or will enter into, separate indentures with each of Citibank, N.A., as trustee, and The Chase Manhattan Bank, as trustee. Copies of those indentures have been filed as exhibits to the registration statement. Alternatively, we may choose another trustee, who will be identified in a Prospectus Supplement relating to the particular Debt Securities being offered (the "Trustee").

   Summaries of some of the provisions of the Indentures follow. The particular provisions of the Indentures and terms defined in the Indentures referred to below are incorporated by reference in this Prospectus. Capitalized terms used in this section and not defined have the definitions given to them in the Indentures.

General

   The Debt Securities may be either senior securities or subordinated securities, and will be unsecured unless the Company is required to secure the Debt Securities as described below under "Covenants." The Indentures permit an unlimited amount of Debt Securities, and Debt Securities may be issued up to the aggregate principal amount which may be authorized from time to time by the Company. (Section 301) Debt Securities will be issued from time to time and offered on terms determined by market conditions at the time of sale.

   Senior securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. Subordinated securities will be unsecured and will be subordinated and junior to all "senior indebtedness," which for this purpose includes any senior securities, to the extent provided in the applicable supplemental Indenture and described in the Prospectus Supplement relating to that series.

   The Debt Securities may be issued in one or more series with the same or various maturities at par, at a premium or at a discount. Any Debt Securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount, which may be substantial, from their stated principal amount. Federal income tax consequences and other special considerations applicable to any such substantially discounted Debt Securities will be described in the related Prospectus Supplement.

   You should refer to the Prospectus Supplement relating to the Debt Securities to be offered for the following terms of the Debt Securities:

  . The designation, aggregate principal amount and authorized denominations of such Debt Securities;

  . The percentage of their principal amount at which such Debt Securities will be issued;

  .  The date or dates on which the Debt Securities will mature;

  . The rate or rates, which may be fixed or floating, per annum at which the Debt Securities will bear interest, if any, or the method of determining such rate or rates;

  . The date or dates on which any such interest will be payable, the date or dates on which payment of any such interest will commence and the Regular Record Dates for such Interest Payment Dates;

  . Whether such Debt Securities are senior securities or subordinated securities;

  . The terms of any mandatory or optional redemption or repayment option, including any provisions for any sinking, purchase or other analogous fund;

  . The currency, currencies or currency units for which the Debt Securities may be purchased and the currency, currencies or currency units in which the principal thereof, any premium thereon and any interest thereon may be payable;

  . If the currency, currencies or currency units for which the Debt Securities may be purchased or in which the principal thereof, any premium thereon and any interest thereon may be payable is at the election of the Company or the purchaser, the manner in which such election may be made;

  . If the amount of payments on the Debt Securities is determined with reference to an index based on one or more currencies or currency units, changes in the price of one or more securities or changes in the price of one or more commodities, the manner in which such amounts may be determined;

  . The extent to which any of the Debt Securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent Global Security will be paid;

  . The terms and conditions upon which conversion or exchange of the Debt Securities into or for Common Stock, Preferred Stock or other Debt Securities will be effected, including the conversion price or exchange ratio, the conversion or exchange period and any other conversion or exchange provisions;

  .  Information with respect to book-entry procedures, if any;

  . A discussion of certain Federal income tax, accounting and other special considerations, procedures and limitations with respect to the Debt Securities; and

  . Any other specific terms of the Debt Securities not inconsistent with the Indenture.

   If any of the Debt Securities are sold for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or any interest on any series of Debt Securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, Federal income tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be described in the related Prospectus Supplement.

   Unless otherwise specified in the Prospectus Supplement, the principal of, any premium on, and any interest on the Debt Securities will be payable, and the Debt Securities will be transferable, at the Corporate Trust Office of the trustee in New York, New York, provided that payment of interest, if any, may be made at the option of the Company by check mailed on or before the payment date, first class mail, to the address of the person entitled thereto as it appears on the registry books of the Company or its agent.

   Unless otherwise specified in the Prospectus Supplement, the Debt Securities will be issued only in fully registered form and in denominations of $1,000 and any integral multiple thereof. (Sections 301 and 302) No service charge will be made for any transfer or exchange of any Debt Securities, but the Company may, except in certain specified cases not involving any transfer, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305).

Global Securities

   The Debt Securities of a series may be issued, in whole or in part, in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the depositary for such Global Security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by the depositary or any nominee of such depositary to a successor depositary or any nominee of such successor.

   The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the related Prospectus Supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

   Upon the issuance of a Global Security, the depositary for such Global Security or its nominee will credit, on its book entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through records maintained by the applicable depositary or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

   So long as the depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

   Payments of principal of, any premium on, and any interest on, individual Debt Securities represented by a Global Security registered in the name of a depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither the Company, the trustee for such Debt Securities, any Paying Agent, nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   The Company expects that the depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

   If the depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

Senior Securities

   The senior securities will be direct, unsecured obligations of the Company, and will constitute Senior Indebtedness (in each case as defined in the applicable supplemental Indenture) ranking on a parity with all other unsecured and unsubordinated indebtedness of the Company.

Subordinated Securities

   The subordinated securities will be direct, unsecured obligations of the Company. The obligations of the Company pursuant to the subordinated securities will be subordinate in right of payment to the extent set forth in the Indenture and the applicable supplemental Indenture to all Senior Indebtedness, including all senior securities (in each case as defined in the applicable supplemental Indenture). Except to the extent otherwise set forth in a Prospectus Supplement, the Indenture does not contain any restriction on the amount of Senior Indebtedness which the Company may incur.

   The terms of the subordination of a series of subordinated securities, together with the definition of Senior Indebtedness related thereto, will be as set forth in the applicable supplemental Indenture and the Prospectus Supplement relating to such series.

   The subordinated securities will not be subordinated to indebtedness of the Company which is not Senior Indebtedness, and the creditors of the Company who do not hold Senior Indebtedness will not benefit from the subordination provisions described herein. In the event of the bankruptcy or insolvency of the Company before or after maturity of the subordinated securities, such other creditors would rank pari passu with holders of the subordinated securities, subject, however, to the broad equity powers of the Federal bankruptcy court pursuant to which such court may, among other things, reclassify the claims of any series of Subordinated Securities into a class of claims having a different relative priority with respect to the claims of such other creditors or any other claims against the Company.

Definitions

   Some of the terms defined in Section 101 of the Indenture are summarized below.

   "Debt" means indebtedness for money borrowed.

   "Domestic Subsidiary" means a Subsidiary incorporated or conducting its principal operations within the United States or any State thereof.

   "Mortgage" means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.

   "Subsidiary," when used with respect to the Company, means any corporation of which a majority of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or both.

Covenants

   The Indenture contains certain covenants, including the limitation on liens covenant summarized below which will be applicable, unless waived or amended, so long as any of the Debt Securities are outstanding, unless stated otherwise in the Prospectus Supplement.

   Limitation on Liens. The Company will not, nor will it permit any Subsidiary to, create, assume, incur or suffer to exist any Mortgage upon any stock or indebtedness, whether owned on the date of the Indenture or thereafter acquired, of any Domestic Subsidiary to secure any Debt of the Company or any other person (other than the Debt Securities), without in any such case making effective provision whereby all the outstanding Debt Securities shall be directly secured equally and ratably with such Debt. There will be excluded from this restriction any Mortgage upon stock or indebtedness of a corporation existing at the time such corporation becomes a Domestic Subsidiary or at the time stock or indebtedness of a Domestic Subsidiary is acquired and any extension, renewal or replacement of any such Mortgage. (Section 1006)

Consolidation, Merger, Sale or Conveyance

   The Indenture provides that the Company may not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any person, unless:

  . The successor is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia, and expressly assumes by a supplemental indenture the due and punctual payment of the principal of, any premium on, and any interest on, all the outstanding Debt Securities and the performance of every covenant in the Indenture on the part of the Company to be performed or observed;

  . Immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

  . The Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction.

   (Section 801) In case of any such consolidation, merger, conveyance or transfer, such successor corporation will succeed to and be substituted for the Company as obligor on the Debt Securities, with the same effect as if it had been named in the Indenture as the Company. (Section 802) Other than the restrictions on Mortgages described above, the Indenture and the Debt Securities do not contain any covenants or other provisions designed to protect holders of Debt Securities in the event of a highly leveraged transaction involving the Company or any Subsidiary.

Events of Default; Waiver and Notice Thereof; Debt Securities in Foreign Currencies

   As to any series of Debt Securities, an Event of Default is defined in the Indenture as:

  1. Default for 30 days in payment of any interest on the Debt Securities of such series;

  2. Default in payment of principal of or any premium on the Debt Securities of such series at maturity;

  3. Default in payment of any sinking or purchase fund or analogous obligation, if any, on the Debt Securities of such series;

  4. Default by the Company in the performance of any other covenant or warranty contained in the Indenture for the benefit of such series which shall not have been remedied for a period of 90 days after notice is given as specified in the Indenture; and

  5. Certain events of bankruptcy, insolvency and reorganization of the Company.

(Section 501) A default under other indebtedness of the Company will not be a default under the Indenture and a default under one series of Debt Securities will not necessarily be a default under another series. Any additions, deletions or other changes to the Events of Default which will be applicable to a series of Debt Securities will be described in the Prospectus Supplement relating to such series of Debt Securities.

   The Indenture provides that if an Event of Default described in clause (1),
(2), (3) or (4) above (if the Event of Default under clause (4) is with respect to less than all series of Debt Securities then outstanding) shall have occurred and be continuing with respect to any series, either the trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all outstanding Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately. The Indenture provides that if an Event of Default described in clause (4) or (5) above (if the Event of Default under clause (4) is with respect to all series of Debt Securities then outstanding) shall have occurred and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of all Debt Securities then outstanding, treated as one class, may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all Debt Securities then outstanding and the interest accrued thereon, if any, to be due and payable immediately. Upon certain conditions, such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium on, or any interest on, such Debt Securities and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding. (Sections 502 and 513)

   Under the Indenture, the trustee must give to the holders of each series of Debt Securities notice of all uncured defaults known to it with respect to such series within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods). However, except in the case of default in the payment of principal of, any premium on, or any interest on, any of the Debt Securities, or default in the payment of any sinking or purchase fund installment or analogous obligations, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Debt Securities of such series. (Section 602)

   No holder of any Debt Securities of any series may institute any action under the Indenture unless:

  . Such holder shall have given the Trustee written notice of a continuing Event of Default with respect to such series;

  . The holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding shall have requested the Trustee to institute proceedings in respect of such Event of Default;

  . Such holder or holders shall have offered the Trustee such reasonable indemnity as the Trustee may require;

  . The Trustee shall have failed to institute an action for 60 days thereafter; and

  . No inconsistent direction shall have been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of Debt Securities of such series. (Section 507)

   The holders of a majority in aggregate principal amount of the Debt Securities of any series affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such series of Debt Securities. (Section 512) The Indenture provides that, in case an Event of Default shall occur and be continuing, the trustee, in exercising its rights and powers under the Indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. (Section 601) The Indenture further provides that the trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it. (Section 601)

   The Company must furnish to the Trustee within 120 days after the end of each fiscal year a statement signed by one of certain officers of the Company stating that a review of the activities of the Company during such year and of its performance under the Indenture and the terms of the Debt Securities has been made, and, to the best of the knowledge of the signatory based on such review, the Company has complied with all conditions and covenants of the Indenture or, if the Company is in default, specifying such default. (Section 1004)

   If any Debt Securities are denominated in a coin or currency other than that of the United States, then for the purposes of determining whether the holders of the requisite principal amount of Debt Securities have taken any action as herein described, the principal amount of such Debt Securities shall be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of the spot rate of exchange into United States dollars for the currency in which such Debt Securities are denominated (as evidenced to the Trustee by an Officers' Certificate) as of the date the taking of such action by the holders of such requisite principal amount is evidenced to the trustee as provided in the Indenture. (Section 104)

   If any Debt Securities are Original Issue Discount Securities, then for the purposes of determining whether the holders of the requisite principal amount of Debt Securities have taken any action herein described, the principal amount of such Debt Securities shall be deemed to be the portion of such principal amount that would be due and payable at the time of the taking of such action upon a declaration of acceleration of maturity thereof. (Section 101)

Modification of the Indenture

   The Company and the Trustee may, without the consent of the holders of the Debt Securities (provided that in the case of clauses (2), (3), (4) and (6), the interests of the holders of Debt Securities would not be adversely affected), enter into indentures supplemental to the Indenture for, among others, one or more of the purposes listed below:

  1. To evidence the succession of another corporation to the Company, and the assumption by such successor of the Company's obligations under the Indenture and the Debt Securities of any series;

  2. To add covenants of the Company, or surrender any rights of the Company, conferred by the Indenture, for the benefit of the holders of Debt Securities of any or all series;

  3. To cure any ambiguity, omission, defect or inconsistency in or make any other provision with respect to questions arising under the Indenture.

  4. To establish the form or terms of any series of Debt Securities, including any subordinated securities;

  5. To evidence and provide for the acceptance of any successor Trustee with respect to one or more series of Debt Securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with such Indenture; and

  6. To provide any additional Events of Default. (Section 901)

   The Indenture or the rights of the holders of the Debt Securities may be modified by the Company and the trustee with the consent of the holders of a majority in aggregate principal amount of the Debt Securities of each series affected by such modification then outstanding, but no such modification may be made without the consent of the holder of each outstanding Debt Security affected thereby which would:

  . Change the maturity of any payment of principal of, or any premium on, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest or any premium thereon, or change the method of computing the amount of principal thereof or interest thereon on any date or change any place of payment where, or the coin or currency in which, any Debt Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be;

  . Reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture; or

  . Modify any of the provisions of certain sections of the Indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby. (Section 902)

Defeasance of the Indenture and Debt Securities

   If the terms of any series of Debt Securities so provide, the Company will be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series by depositing with the Trustee:

  (1) As trust funds in trust an amount sufficient to pay and discharge the entire indebtedness on all Debt Securities of such series for principal, premium, if any, and interest; or

  (2) As obligations in trust such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government which issued the currency in which the Debt Securities are denominated as will, together with the income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all such Debt Securities for principal, premium, if any, and interest, and satisfying certain other conditions precedent specified in the Indenture.

(Section 403) In the event of any such defeasance, holders of such Debt Securities would be able to look only to such trust fund for payment of principal of, any premium on, and any interest on their Debt Securities.

   A defeasance is likely to be treated as a taxable exchange by holders of the relevant Debt Securities for an issue consisting of either obligations of the trust or a direct interest in the cash and securities held in the trust, with the result that such holders would be required for tax purposes to recognize gain or loss as if such obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. In addition, if the holders are treated as the owners of their proportionate share of the cash or securities held in trust, such holders would then be required to include in their income for tax purposes any income, gain or loss attributable thereto even though no cash was actually received. Thus, such holders might be required to recognize income for tax purposes in different amounts and at different times than would be recognized in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of defeasance.

Concerning the Trustees

   Citibank, N.A. and The Chase Manhattan Bank conduct normal banking relationships with us and certain of our subsidiaries and, in addition, are participants in various of our financial agreements. Citibank, N.A. and The Chase Manhattan Bank act as trustee under certain equipment trust agreements of UPRR and trustee under various indentures in respect of certain of our securities and our subsidiaries' securities.

                         DESCRIPTION OF PREFERRED STOCK

   This section describes the general terms of the Preferred Stock to which any Prospectus Supplement may relate. A Prospectus Supplement will describe the terms relating to any Preferred Stock to be offered in greater detail, and may provide information that is different from this Prospectus. If the information in the Prospectus Supplement with respect to the particular Preferred Stock being offered differs from this Prospectus, you should rely on the information in the Prospectus Supplement.

   Summaries of some of the provisions of our Revised Articles of Incorporation follow. A copy of the Revised Articles of Incorporation has been filed as an exhibit to the registration statement. A certificate of amendment to the Revised Articles of Incorporation will specify the terms of the Preferred Stock being offered, and will be filed as an exhibit to the registration statement or incorporated by reference before the Preferred Stock is issued.

   The Revised Articles of Incorporation authorize us to issue up to 20,000,000 shares of Preferred Stock, without par value. No shares of Preferred Stock are currently outstanding, and no shares are reserved for issuance. The Board of Directors is authorized to issue Preferred Stock in one or more series from time to time, with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions thereof, as may be provided in resolutions adopted by the Board of Directors. All shares of any one series of Preferred Stock will be identical, except that shares of any one series issued at different times may differ as to the dates from which dividends may be cumulative. All series shall rank equally and shall provide for other terms as described in the applicable Prospectus Supplement.

   Preferred Stock of a particular series will have the dividend, liquidation, redemption, conversion and voting rights described below unless otherwise provided in the Prospectus Supplement relating to that series. You should refer to the Prospectus Supplement relating to Preferred Stock being offered for a description of specific terms, including:

  . The distinctive serial designation and the number of shares constituting the series;

  . The dividend rate or rates, the payment date or dates for dividends and the participating or other special rights, if any, with respect to dividends;

  . Any redemption, sinking fund or other analogous provisions applicable to the Preferred Stock;

  . The amount or amounts payable upon the shares of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company prior to any payment or distribution of the assets of the Company to the holders of any class or classes of stock which are junior in rank to the Preferred Stock;

  . Any terms for the conversion into or exchange for shares of Common Stock, shares of Preferred Stock or Debt Securities; and

  . Any other specific terms of the Preferred Stock not inconsistent with the Company's Revised Articles of Incorporation and any previously filed certificate of amendment.

   The term "class or classes of stock which are junior in rank to the Preferred Stock" means the Company's Common Stock, and any other class or classes of stock of the Company hereafter authorized which rank junior to the Preferred Stock as to dividends or upon liquidation.

Dividends

   Holders of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, cash dividends payable on such dates in March, June, September and December of each year and at such rates per share per annum as set forth in the applicable Prospectus Supplement. The Prospectus Supplement will also indicate the applicable record dates regarding the payment of dividends. The holders of Preferred Stock will be entitled to such cash dividends before any dividends on any class of stock junior in rank to Preferred Stock shall be declared or paid or set apart for payment. Whenever dividends shall not have been so paid or declared or set apart for payment upon all shares of each series of Preferred Stock, such dividends shall be cumulative and shall be paid, or declared and set apart for payment, before any dividends can be declared or paid on any class or classes of stock of the Company junior in rank to the Preferred Stock. Any such accumulations of dividends on Preferred Stock shall not bear interest. The foregoing shall not apply to dividends payable in shares of any class or classes of stock junior in rank to the Preferred Stock.

Convertibility

   No series of Preferred Stock will be convertible into, or exchangeable for, shares of Common Stock, shares of Preferred Stock or any other class or classes of stock of the Company or Debt Securities except as set forth in the related Prospectus Supplement.

Redemption and Sinking Fund

   No series of Preferred Stock will be redeemable or receive the benefit of a sinking, retirement or other analogous fund except as set forth in the related Prospectus Supplement.

Liquidation Rights

   Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of any series of Preferred Stock will be entitled to receive payment of or to have set aside for payment the liquidation amount per share, if any, specified in the related Prospectus Supplement, in each case together with any applicable accrued and unpaid dividends, before any distribution to holders of Common Stock or any class of stock junior in rank to the Preferred Stock. A voluntary sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the Company's property or assets to, or a consolidation or merger of the Company with, one or more corporations shall not be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this paragraph.

Voting Rights

   Except as provided below, holders of Preferred Stock shall be entitled to one vote for each share held and shall vote together with the holders of Common Stock as one class for the election of directors and upon all other matters which may be voted upon by stockholders of the Company. Holders of Preferred Stock shall not possess cumulative voting rights in the election of directors. See "Description of Common Stock--Voting Rights" for a discussion of voting rights in the election of directors.

   If dividends on the Preferred Stock shall be in arrears in an aggregate amount at least equal to six quarterly dividends, then the holders of all series of Preferred Stock, voting separately as one class, shall be entitled, at the next annual meeting of the stockholders of the Company or at a special meeting held in place thereof, or at a special meeting of the holders of the Preferred Stock called as provided below, to elect two directors of the Company. While the holders of Preferred Stock are so entitled to elect two directors of the Company, they shall not be entitled to participate with the Common Stock in the election of any other directors. Whenever all arrearages in dividends on the Preferred Stock shall have been paid and dividends thereon for the current quarterly period shall have been paid or declared and a sum sufficient for the payment thereof set aside, then the right of the holders of the Preferred Stock to elect two directors shall cease, provided that such voting rights shall again vest in the case of any similar future arrearages in dividends.

   At any time after the right to vote for two directors shall have so vested in the Preferred Stock, the Secretary of the Company may, and upon the written request of the holders of record of 10% or more of the shares of Preferred Stock then outstanding, shall, call a special meeting of the holders of the Preferred Stock for the election of the directors to be elected by them, to be held within 30 days after such call and at the place and upon the notice provided by law and in the Company's bylaws for the holding of meetings of stockholders. The Secretary shall not be required to call such meeting in the case of any such request received less than 90 days before the date fixed for any annual meeting of stockholders of the Company. If any such special meeting shall not be called by the Secretary within 30 days after receipt of any such request, then the holders of record of 10% or more of the shares of Preferred Stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated may call such meeting to be held at the place and upon the notice provided above, and for that purpose shall have access to the stock ledger of the Company. No such special meeting and no adjournment thereof shall be held on a date later than 30 days before the annual meeting of the stockholders of the Company or a special meeting held in place thereof next succeeding the time when the holders of the Preferred Stock become entitled to elect directors as provided above.

   If any meeting of the Company's stockholders shall be held while holders of Preferred Stock are entitled to elect two directors as provided above, and if the holders of at least a majority of the shares of Preferred Stock then outstanding shall be present or represented by proxy at such meeting or any adjournment thereof, then, by vote of the holders of at least a majority of the shares of Preferred Stock present or so represented at such meeting, the then authorized number of directors of the Company shall be increased by two and at such meeting the holders of the Preferred Stock shall be entitled to elect the additional directors so provided for, but no such additional director so elected shall hold office beyond the annual meeting of the stockholders or a special meeting held in place thereof next succeeding the time when the holders of the Preferred Stock become entitled to elect two directors as provided above. Whenever the holders of the Preferred Stock shall be divested of special voting power as provided above, the terms of office of all persons elected as directors by the holders of the Preferred Stock as a class shall forthwith terminate, and the authorized number of directors of the Company shall be reduced accordingly.

   The affirmative vote or consent of 66 2/3% of all shares of Preferred Stock outstanding shall be required before the Company may:

  . Create any other class or classes of stock prior in rank to the Preferred Stock, either as to dividends or upon liquidation, or increase the number of authorized shares of such class of stock; or

  . Amend, alter or repeal any provisions of the Company's Revised Articles of Incorporation or any resolution adopted by the Board of Directors providing for the issuance of any series of Preferred Stock so as to adversely affect the preferences, rights or powers of the Preferred Stock.

   The affirmative vote or consent of at least a majority of the shares of Preferred Stock at the time outstanding shall be required for the Company to:

  .  Increase the authorized number of shares of Preferred Stock;

  . Create or increase the authorized number of shares of any other class of stock ranking on a parity with the Preferred Stock either as to dividends or upon liquidation; or

  . Sell, lease or convey all or substantially all of the property or business of the Company, or voluntarily liquidate, dissolve or wind up the Company, or merge or consolidate the Company with any other corporation unless the resulting or surviving corporation will have after such merger or consolidation no stock either authorized or outstanding (except such stock of the corporation as may have been authorized or outstanding immediately preceding such merger or consolidation, or such stock of the resulting or surviving corporation as may be issued in exchange therefor) prior in rank either as to dividends or upon liquidation to the Preferred Stock or the stock of the resulting or surviving corporation issued in exchange therefor.

   No consent of the holders of Preferred Stock shall be required in connection with any mortgaging or other hypothecation by the Company of all or any part of its property or business.

Transactions with Ten Percent Stockholders

   The Company's Revised Articles of Incorporation provide that certain transactions between the Company and a beneficial owner of more than 10% of the Company's voting stock (which includes Preferred Stock) must either:

  . Be approved by a majority of the Company's voting stock other than that held by such beneficial owner;

  .  Satisfy minimum price and procedural criteria; or

  . Be approved by a majority of the Company's directors who are not related to such beneficial owner.

   The transactions covered by these provisions include mergers, consolidations, sales or dispositions of assets, adoption of a plan of liquidation or dissolution, or other transactions increasing the proportionate share of such 10% beneficial owner.

Miscellaneous

   The Preferred Stock offered hereby has no preemptive rights, is not liable for further assessments or calls and will be fully paid and non-assessable upon issuance. Shares of Preferred Stock which have been issued and reacquired in any manner by the Company shall resume the status of authorized and unissued shares of Preferred Stock and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the Preferred Stock while there is any arrearage in dividends or sinking fund installments except as may be set forth in the related Prospectus Supplement.

Transfer Agent and Registrar

   The transfer agent and registrar for each series of Preferred Stock will be described in the related Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

   This section describes the general terms of the Common Stock. A copy of our Revised Articles of Incorporation has been filed as an exhibit to the registration statement. The Common Stock and the rights of common shareholders are subject to the applicable provisions of the Revised Business Corporation Law of the State of Utah and the Revised Articles of Incorporation. The Company is presently authorized to issue 500,000,000 shares of Common Stock, par value $2.50 per share. At February 8, 1999, an aggregate of 247,566,077 shares of Common Stock were outstanding.

Dividends

   Subject to the rights of holders of any Preferred Stock which may be issued, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of any legally available funds. The Company may not pay dividends on Common Stock, other than dividends payable in Common Stock or any other class or classes of stock junior in rank to the Preferred Stock as to dividends or upon liquidation, unless all dividends accrued on outstanding Preferred Stock have been paid or declared and set apart for payment.

Voting Rights

   Holders of Common Stock are entitled to one vote for each share held. Except as provided in the related Prospectus Supplement, any series of Preferred Stock will be entitled, with certain exceptions, to vote together with the holders of Common Stock as one class. See "Description of Preferred Stock--Voting Rights." In voting for the election of directors, holders of Common Stock shall not have the right to cumulate their votes.

Notwithstanding that shareholders shall not be entitled to cumulate votes in the election of directors, no one of the directors may be removed if the votes of a sufficient number of shares are cast against removal which, at an election of the board of directors would have been sufficient to elect the director if cumulative voting were applicable.

Liquidation Rights

   Any Preferred Stock would be senior to the Common Stock as to distributions upon liquidation, dissolution or winding up of the Company. After distribution in full of the preferential amounts to be distributed to holders of Preferred Stock, holders of Common Stock will be entitled to receive all remaining assets of the Company available for distribution to stockholders in the event of voluntary or involuntary liquidation.

Transactions With Ten Percent Stockholders

   The Revised Articles of Incorporation provide for certain voting rights for the holders of the Company's voting stock (including Common Stock) in the case of certain transactions between the Company and a beneficial owner of more than 10% of the Company's voting stock. See "Description of Preferred Stock-- Transactions With Ten Percent Stockholders."

Miscellaneous

   The Common Stock is not redeemable, has no preemptive or conversion rights and is not liable for further assessments or calls. All shares of Common Stock offered hereby will be fully paid and non-assessable.

Transfer Agent and Registrar

   Harris Trust & Savings Bank is the transfer agent and registrar for the Common Stock. The Common Stock is listed on the New York Stock Exchange.

                       DESCRIPTION OF SECURITIES WARRANTS

   The Company may issue Securities Warrants for the purchase of Debt Securities or Preferred Stock. Securities Warrants may be issued independently or together with any Debt Securities or shares of Preferred Stock offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities or shares of Preferred Stock. The Securities Warrants are to be issued under Warrant Agreements to be entered into between the Company and Citibank, N.A. or The Chase Manhattan Bank, as Warrant Agent, or such other bank or trust company as is named in the Prospectus Supplement relating to the particular issue of Securities Warrants (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrants or beneficial owners of Securities Warrants. The following summaries of certain provisions of the form of Warrant Agreement and Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable Warrant Agreement and the Securities Warrants.

General

   If Securities Warrants are offered, the Prospectus Supplement will describe the terms of the Securities Warrants, including the following if applicable to the particular offering:

  .  The offering price;

  . The currency, currencies or currency units for which Securities Warrants may be purchased;

  . The designation, aggregate principal amount, currency, currencies or currency units and terms of the Debt Securities purchasable upon exercise of the Warrants and the price at which such Debt Securities may be purchased upon such exercise;

  . The designation, number of shares and terms of the series of Preferred Stock purchasable upon exercise of the Securities Warrants to purchase Preferred Stock and the price at which such shares of Preferred Stock may be purchased upon such exercise;

  . The designation and terms of the Debt Securities or Preferred Stock with which the Securities Warrants are issued and the number of Securities Warrants issued with each such Debt Security or share of Preferred Stock;

  . The date on and after which the Securities Warrants and the related Debt Securities or Preferred Stock will be separately transferable;

  . The date on which the right to exercise the Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire;

  . Whether the Securities Warrants will be issued in registered or bearer form;

  . A discussion of certain Federal income tax, accounting and other special considerations, procedures and limitations relating to the Securities Warrants; and

  .  Any other terms of the Securities Warrants.

   Securities Warrants may be exchanged for new Securities Warrants of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Before the exercise of their Securities Warrants, holders of Securities Warrants will not have any of the rights of holders of the Debt Securities or shares of Preferred Stock purchasable upon such exercise, including the right to receive payments of principal of, any premium on, or any interest on, the Debt Securities purchasable upon such exercise or to enforce the covenants in the Indenture or to receive payments of dividends, if any, on the Preferred Stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Securities Warrants

   Each Securities Warrant will entitle the holder to purchase such principal amount of Debt Securities or such number of shares of Preferred Stock at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Securities Warrant. Securities Warrants may be exercised at such times as are set forth in the Prospectus Supplement relating to such Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void. Subject to any restrictions and additional requirements that may be set forth in the Prospectus Supplement relating thereto, Securities Warrants may be exercised by delivery to the Warrant Agent of the certificate evidencing such Securities Warrants properly completed and duly executed and of payment as provided in the Prospectus Supplement of the amount required to purchase the Debt Securities or shares of Preferred Stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the Prospectus Supplement relating to the Securities Warrants. Upon receipt of such payment and the certificate representing the Securities Warrants to be exercised properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities or shares of Preferred Stock purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of Securities Warrants.

                              PLAN OF DISTRIBUTION

   The Company may sell the Securities offered by this Prospectus through underwriters or dealers, through agents, directly to purchasers, or through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The Prospectus Supplement relating to the Offered Securities will set forth their offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the Securities offered and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents, any initial public offering price, any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers, and any securities exchanges on which the offered Securities may be listed.

   If underwriters or dealers are used in the sale, the offered Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of underwriters or dealers to purchase the offered Securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

   Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

   If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

   Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments they may be required to make in respect thereof. The terms and conditions of such indemnification will be described in an applicable Prospectus Supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

   Each series of offered Securities other than Common Stock will be a new issue of securities with no established trading market. Any underwriters to whom offered Securities are sold by the Company for public offering and sale may make a market in such offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any offered Securities.

   Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids to do not exceed a specified maximum. The underwriters may over-allot offered Securities, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of offered Securities in the open market after the distribution has been completed to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered Securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

                                 LEGAL OPINIONS

   The validity of the offered Securities will be passed upon for the Company by Richard J. Ressler, Esquire, Assistant General Counsel of the Company, or another senior corporate counsel designated by the Company, and for the underwriters, dealers or agents, if any, by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, N.Y. 10019, unless otherwise specified in the Prospectus Supplement. Mr. Ressler beneficially owns 14,744 shares of Common Stock, including retention shares granted under the Company's 1993 Stock Option and Retention Stock Plan, and holds options to purchase 96,856 additional shares of the Common Stock. Cravath, Swaine & Moore has provided legal services from time to time to the Company and its affiliates.

                                    EXPERTS

   The consolidated financial statements of the Company and its subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, incorporated in this Prospectus by reference from Company's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


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